Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cerner Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-70170) on Form S-8 of Cerner Corporation of our report, dated March 3, 2006, relating to the statement of net assets available for benefits of the Cerner Corporation Associate Stock Purchase Plan as of December 31, 2005, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2006 annual report on Form 11-K of Cerner Corporation.
/s/ KPMG LLP
Kansas City, Missouri
March 28, 2007